IDAHO CONSOLIDATED METALS CORP.
                                (the "Company")

                  Notice of Annual General Meeting of Members


     NOTICE is hereby given that the Annual General Meeting (the "Meeting") of the Shareholders of IDAHO CONSOLIDATED METALS CORP. (the "Company") will be held in 2100, 1111 West Georgia Street, Vancouver, British Columbia, Canada, on 24 June 1996, at 10:00 a.m. (Vancouver time) for the following purposes:

     1.  To receive the Report of the Directors;

     2. To receive and consider the financial statements of the Company for the fiscal year ended 31 December 1995, together and the Auditors' Report thereon;

     3.  To determine the number of Directors for the ensuing year at five;

     4.  To elect directors for the ensuing year;

     5. To appoint Coopers & Lybrand, Chartered Accountants, as auditor for the Company for the ensuing year and to authorize the directors to fix the remuneration to be paid to the auditor;

     6. To approve a special resolution that the existing Articles of the Company as filed with the Registrar of Companies be canceled, and a new form of Articles be adopted as the Articles of the Company;

     7. To approve a special resolution that the authorized share capital of the Company be increased from 20,000,000 common shares without par value to 100,000,000 common shares without par value, and that paragraph 2 of the Memorandum be altered to read as follows:

         "2. The authorized share capital of the Company consists of 100,000,000 common shares without par value."

     8. To consider and if though appropriate, to approve and ratify the granting and subsequent exercise of incentive stock options to purchase shares of the Company previously granted to insiders which have not previously been approved by the members, and to authorize the directors in their discretion to grant stock options to insiders and to amend stock options granted to insiders, subject to regulatory approvals, as more fully set forth in the Information Circular accompanying this Notice, and to approve the granting generally of Incentive Stock Options; and

     9. To transact such other business as may properly be brought before the Meeting, or any adjournment thereof.

     Accompanying this Notice is an Information Circular and a form of Proxy. The Information Circular contains information relating to the matters to be addressed at the meeting and is incorporated by reference herein.

     Shareholders unable to attend the meeting in person are entitled to appoint a proxy to attend and vote in their stead. If you are unable to attend the Meeting, please read the enclosed Information Circular, Proxy and Notes accompanying the Proxy and then complete and return the Proxy together with any power of attorney or other authority under which it was signed, or a notarially certified copy thereof, to Montreal Trust Company of Canada, 4th Floor, 510 Burrard Street, Vancouver, British Columbia, Canada, within the time set out in the Notes. As set out in the Notes, the enclosed Proxy is solicited by management, but you may amend it, if you so desire, by striking out the names listed therein and inserting in the space provided the name of the person you wish to represent you at the Meeting.

     DATED at Lewiston, Idaho, this 20th day of May, 1996.


                                        BY ORDER OF THE BOARD OF DIRECTORS




                                        /s/ Delbert W. Steiner
                                            -----------------------------
                                            Delbert W. Steiner, President
                                              and Chief Executive Officer

                           IDAHO CONSOLIDATED METALS
                           504 Main Street, Suite 470
                               Lewiston, ID 83501

                              INFORMATION CIRCULAR
                 for the 1996 Annual General Meeting of Members
                   (containing information as at 20 May 1996)


     SOLICITATION OF PROXIES
     -----------------------
     This Information Circular is furnished in connection with the solicitation of proxies by the management (the "Management") of Idaho consolidated Metals Corp. (the "Company"), for use at the 1996 Annual General Meeting (the "Meeting") of the members of the Company, to be held at the time and place and for the purposes set forth in the accompanying Notice of Meeting and at any adjournment thereof.

     PERSONS OR COMPANIES MAKING THE SOLICITATION
     --------------------------------------------
     THE ENCLOSED INSTRUMENT OF PROXY (the "Proxy") IS SOLICITED BY MANAGEMENT. Solicitations will be made by mail and possibly supplemented by telephone or other personal contact to be made without special compensation by regular officers and employees of the Company. The Company may reimburse members' nominees or agents (including brokers holding shares on behalf of clients) for the cost incurred in obtaining authorization from their principals to execute the Proxy.
     No solicitation will be made by specifically engaged employees or solicitation agents. The cost of solicitation will be borne by the Company. None of the directors of the Company have advised that they intend to oppose any action intended to be taken by Management as set forth in this Information Circular.

     APPOINTMENT AND REVOCATION OF PROXIES
     -------------------------------------
     The persons named in the accompanying Proxy are directors or officers of the Company. A MEMBER HAS THE RIGHT TO APPOINT A PERSON TO ATTEND AND ACT FOR HIM ON HIS BEHALF AT THE MEETING OTHER THAN THE PERSONS NAMED IN THE ENCLOSED INSTRUMENT OF PROXY. TO EXERCISE THIS RIGHT, A MEMBER MUST STRIKE OUT THE NAMES OF THE PERSONS NAMED IN THE INSTRUMENT OF PROXY AND INSERT THE NAME OF HIS NOMINEE IN THE BLANK SPACE PROVIDED, OR COMPLETE ANOTHER INSTRUMENT OF PROXY. A Proxy will not be valid unless the completed Proxy is delivered to the Montreal Trust Company of Canada, 4th Floor, 510 Burrard Street, Vancouver, British Columbia, Canada, V6C 3B9, not less than 48 hours (excluding Saturdays, Sundays and holidays) before the time for holding the Meeting or any adjournment thereof, or delivered to the Chairman of the Meeting prior to the commencement of the Meeting. The Proxy must be signed by the member or by his attorney in writing, or, if the member is a corporation, it must either be under its common seal or signed by a duly authorized officer.

     In addition to revocation in any other manner permitted by law, a member may revoke a Proxy either by (a) signing a Proxy bearing a later date and delivering it at the place and within the time aforesaid, or (b) signing and dating a written notice of revocation (in the same manner as the Proxy is required to be executed as set out in the notes to the Proxy) and either delivering it at the place and within the time aforesaid or with the Chairman of the Meeting on the day of the Meeting or on the day of any adjournment thereof, or (c) registering with the scrutineer at the Meeting as a member present in person, whereupon such Proxy shall be deemed to have been revoked. A revocation of a Proxy does not affect any matter on which a vote has been taken prior to the revocation.

     VOTING OF SHARES AND EXERCISE OF DISCRETION OF PROXIES
     ------------------------------------------------------
     On any poll, the persons named in the enclosed Proxy will vote the shares in respect of which they are appointed and, where directions are given by the member in respect of voting for or against any resolution, will do so in accordance with such direction. IN THE ABSENCE OF ANY DIRECTION IN THE PROXY, IT IS INTENDED THAT SUCH SHARES WILL BE VOTED IN FAVOUR OF THE MOTIONS PROPOSED TO BE MADE AT THE MEETING AS STATED UNDER THE HEADINGS IN THIS INFORMATION CIRCULAR.
     The Proxy, when properly signed, confers discretionary authority with respect to amendments or variations to any matters which may properly be brought before the Meeting. The Proxy does not confer authority to vote for the election of any person as a director of the Company other than for those persons named in this Information Circular. At the time of printing of this Information Circular, the Management is not aware that any such amendments, variations or other matters are to be presented for action at the Meeting. However, if any other matters which are not now known to the management should properly come before the Meeting, the Proxies hereby solicited will be exercised on such matters in accordance with the best judgment of the nominee.

     VOTING SHARES AND PRINCIPAL HOLDERS THEREOF
     -------------------------------------------
     The Company is authorized to issue 20,000,000 common shares without par value. There is one class of shares only. As at 20 May 1996, there were a total of 5,630,508 shares issued and outstanding, each share carrying the right to one vote. Only the holders of common shares are entitled to receive notice of or to attend and vote at any meetings of the members of the Company. At a general meeting of the members of the Company, on a show of hands, every member present in person shall have one vote and, on a poll, every member shall have one vote for each share of which he is the holder.

     Only members of record on the close of business on 20 May 1996, who either personally attend the Meeting or who complete and deliver a Proxy in the manner and subject to the provisions set out under the heading "Appointment and Revocation of Proxies" will be entitled to have their shares voted at the Meeting or any adjournment thereof.

     To the knowledge of the directors and senior officers of the Company, the beneficial owners or persons exercising control or direction over, shares carrying more than 10% of the voting rights attached to all outstanding shares of the Company are:

                                                      Approximate % of
                Name               Number of Shares     Total Issued
     ---------------------------   ----------------   ----------------
     Tomasovich Family Trust (1)       585,376              10.3%

     (1)Theodore Tomasovich, a resident of Los Angeles, California, is the trustee of the Tomasovich Family Trust.

     INTEREST OF INSIDERS IN MATERIAL TRANSACTIONS
     ---------------------------------------------
     Other than as set out elsewhere in this Information Circular, no insider, no proposed nominee for election as a director of the Company and no associate or affiliate of any such insider or proposed nominee, has any material interest, direct or indirect, in any material transaction since the commencement of the Company's last financial year or in any proposed transaction, which, in either case, has materially affected or will materially affect the Company, nor does any such person have any material interest, direct or indirect, in matters to be acted upon at the Meeting.

     STATEMENT OF EXECUTIVE COMPENSATION
     -----------------------------------
     An "executive officer" of a company for a financial year, means an individual who at any time during the year was:

     (a) the chair of the company, if that individual performed the functions of the office on a full-time basis;

     (b) a vice-chair of the company, if that individual performed the functions of the office on a full-time basis;

     (c)  the president of the company;

     (d) a vice-president of the company in charge of a principal business unit, division or function such as sales, finance or production; or

     (e) an officer of the company or any of its subsidiaries or any other person who performed a policy-making function in respect of the issuer,

     whether or not the individual was also a director of the company or any of its subsidiaries.

     SUMMARY OF COMPENSATION

     There is one Named Executive Officer of the Company, namely
     Delbert W. Steiner, the President and Chief Executive Officer of the Company. The following table is a summary of the compensation paid to Mr. Steiner for the three most recently completed financial years:

                                                                              Long-Term Compensation
                                                                        ----------------------------------
                                           Annual Compensation                   Awards            Payouts
                                    ---------------------------------   ------------------------   -------
                                                                        Securities   Restricted
                                                                          Under       Shares or
      Name and Principal    Year                        Other Annual     Options     Restricted      LTIP      All Other
           Position        Ending    Salary     Bonus   Compensation*    Granted     Share Units   Payouts   Compensation*
      ------------------   ------   ---------   -----   -------------   ----------   -----------   -------   -------------
      Delbert W. Steiner    1995    US$18,870    NIL         NIL          70,000         NIL         NIL          NIL
                            1994    US$15,000    NIL         NIL           NIL           NIL         NIL          NIL
                            1993    US$15,000    NIL         NIL          55,000         NIL         NIL          NIL

      *In accordance with transitional provisions of the British Columbia
       Securities Commission's revised rules on executive compensation, disclosure of amounts under "All Other Compensation" has not been included for the 1993 fiscal year.


     LONG-TERM INCENTIVE PLANS - AWARDS IN MOST RECENTLY COMPLETED
     FINANCIAL YEAR

     During the Company's most recently completed financial year, there were no Long-Term Incentive Plans-Awards.

     OPTIONS/SARS GRANTED DURING THE MOST RECENTLY COMPLETED FINANCIAL YEAR

     The following table sets out incentive stock options granted to the Named Executive Officer:

                                                                                                     Market Value
                                                                                     % of Total     of Securities
                                                                                      Options         Underlying
                                                                                     Granted to     Options on the
      Name of Executive                   Securities Under     Exercise or Base     Employees in    Date of Grant    Expiration
           Officer        Date of Grant   Options Grant (#)   Price ($/Security)   Financial Year    ($/Security)       Date
      ------------------  -------------   -----------------   ------------------   --------------   --------------   -----------
      Delbert W. Steiner   30 Oct 1995          70,000            $1.80/share            32%           $126,000      30 Oct 1999


     AGGREGATED OPTION/SAR EXERCISES DURING THE MOST RECENTLY COMPLETED FINANCIAL YEAR AND FINANCIAL YEAR-END OPTION VALUES

     The following table sets out incentive stock options held by the Named Executive Officer, as well as the fiscal year-end value of stock options held by the Named Executive Officer.

                                                                   Unexercised Options at       Value of Unexercised in the
      Name of Executive   Securities Acquired   Aggregate Value      Financial Year-End       Money Options at Financial Year-
           Officer            on Exercise         Realized ($)    Exercisable/Unexercisable    End Exercisable/Unexercisable
      ------------------  -------------------   ---------------   --------------------------  --------------------------------
      Delbert W. Steiner          NIL                 NIL                   70,000                        $108,500


     COMPENSATION OF DIRECTORS

     The Company has no standard arrangement pursuant to which directors are compensated by the Company for their services in their capacity as directors, except for the granting from time to time of incentive stock options in accordance with the policies of the Vancouver Stock Exchange. During the most recently completed financial year, the Company granted options to directors and employees to purchase a total of 280,000 shares at a price of $1.80 per share for a four-year period. Of this amounts, 150,000 options were granted to directors of the Company. No options exercised by directors during the most recently completed financial year.

     During the financial year ended 31 December 1995, the amount of US$18,870 was paid to Delbert W. Steiner, the President and Chief Executive Officer of the Company, for management services provided to the Company, and (US)$2,072 was paid to Dr. E. Roy Knickel, a director of the Company, for consulting services provided to the Company during the same period.

     EMPLOYMENT CONTRACTS

     Pursuant to an agreement dated 15 August 1995, the Company employed the services of Geoffrey S. Magnuson, the Company's Corporate Secretary, as Vice-President in charge of Corporate Development and Investor Relations at a salary of US$2,500 per month for the first month and US$5,000 per month thereafter. The agreement terminated on 30 April 1996. The agreement is expected to be renewed. Mr. Magnuson was also granted an employee's incentive stock option to purchase up to a total of 40,000 common shares of the Company at a price of $1.80 per share. The option is exercisable until 30 October 1999.

     Pursuant to an agreement dated 29 August 1995, the Company employed the services of Wilfred J. Struck as its Chief Operating Officer and Vice-President, Mining and Exploration at a salary of US$3,000 per month for the first month and US$5,000 thereafter. The agreement will terminate on 31 October 1996. Mr. Struck was also granted an employee's incentive stock option to purchase up to a total of 60,000 common shares of the Company at a price of $1.80 per share. The option is exercisable until 30 October 1999.

     PARTICULARS OF MATTERS TO BE ACTED UPON
     ---------------------------------------

     NUMBER OF DIRECTORS

     The board proposes to fix the number of directors at five. This requires the approval of the members by ordinary resolution at the Meeting.

     ELECTION OF DIRECTORS

     The three persons named below will be presented for election at the Meeting as Management's nominees and the persons named in the Proxy, subject to any choice specified by the member giving such Proxy, will vote for the election of these nominees. Although management is nominating three individuals to stand for election, the names of further nominees for directors may come from the floor at the Meeting. Advance notice of the Meeting was published pursuant to Section 135 of the COMPANY ACT (BRITISH COLUMBIA) in the Province Newspaper on 24 April 1996, and no nominations for directors were received from the members.

     Each director is elected annually and each nominee named below to be elected as a director will hold office until his successor is elected at the next annual general meeting of the members or any adjournment thereof unless his office is earlier vacated. In the absence of instructions to the contrary, the shares represented by Proxy will, on poll, be voted for the nominees herein listed. MANAGEMENT DOES NOT CONTEMPLATE THAT ANY OF THE NOMINEES WILL BE UNABLE TO SERVE AS A DIRECTOR.

     The following table and the notes thereto state the names of all persons nominated by management for election as a director, all other positions and offices within the Company now held by them, their principal occupation or employment during the past five years if such nominee is not presently an elected director, their country of ordinary residence, the date upon which each became a director of the Company, and the number of common shares of the Company beneficially owned, directly or indirectly, by each of them as at the date hereof. Information regarding shares beneficially owned by the nominees, directly or indirectly, is based on information furnished by the Registrar and Transfer Agent of the Company and from the nominees themselves.

     INFORMATION CONCERNING NOMINEES SUBMITTED BY MANAGEMENT


          Name, Address and        Principal Occupation and, if Not at Present      Date First
         Current Capacity in       an Elected Director, Their Occupation During     Appointed a     Number of
             Management                           Past Five Years                    Director      Shares Owned
      --------------------------   --------------------------------------------   ---------------  ------------
      Delbert W. Steiner           President and Chief Executive Officer of the   September 1988     298,801*
      Lewiston, ID, U.S.A.         Company, Attorney-at-Law                                          247,500+
      President, Chief Executive
      Officer and Director

      Dr. E. Roy Knickel           President, Kroy Industries, Ltd., Burnaby,        June 1989       252,060*
      Burnaby, BC, Canada          BC, a private investment corporation                                7,500+
      Director

      Geddes M. Webster            Professional Engineer, Chairman, Raventures          N/A             NIL
      Toronto, ON, Canada          Inc., Chairman Round Table Resources, Inc.,
      Nominee Director             President Adamantis Inc. and Chairman, Heat
                                   and Steam Power, Inc.

      *  Free trading shares
      + Performance shares allotted but not issued and held in escrow by the Company's registrar and transfer agent, Montreal Trust Company of Canada.

     Pursuant to the provisions of the COMPANY ACT (BRITISH COLUMBIA), the Company is required to have an Audit Committee which, as at the date of this Information Circular, is comprised of Delbert W. Steiner, Dr.
     E. Roy Knickel and Peter Lepik. Mr. Lepik, a current director of the Company, will not be standing for re-election.

     APPOINTMENT OF AUDITOR

     Members will be asked to approve the appointment of Coopers & Lybrand, Certified Public Accountants, as auditors of the Company to hold office until the next annual general meeting of the members at a remuneration to be fixed by the Board of Directors. Coopers & Lybrand was first appointed auditor of the Company in June 1995.

     GRANTING OF INCENTIVE STOCK OPTIONS

     The Company may grant, pursuant to the policies of the Vancouver Stock Exchange (the "VSE"), stock options to its directors, senior officers and employees or to employees of a company providing management services to the Company in consideration of them providing their services to the Company. The number of shares subject to each option is determined by the Company's Board of Directors within the guidelines established by such regulatory authority. The options enable such persons to purchase shares of the Company at a price fixed pursuant to the rules of such regulatory body. The option agreements must provide that the option can only be exercised by the optionee and only so long as the optionee shall continue in the capacity as a director, senior officer or employee of the Company or within a period of not more than 30 days after ceasing to be a director, officer or employee or, if the optionee dies, within one year from the date of the optioned's death. The options are exercisable by the optionee giving the Company notice and payment of the exercise price for the number of shares to be acquired. Approval will be sought at the Annual General Meeting in respect of all incentive stock options which were granted to, or entered into with, insiders ("Insiders") of the Company (as that term is defined in the SECURITIES ACT (BRITISH COLUMBIA) subsequent to the last Annual General Meeting, the details of which are described herein under the heading "Executive Compensation." All such options were granted in accordance with the policies of the VSE and were accepted for filing by the VSE.

     For the purpose of satisfying any and all regulatory requirements that shareholders approve stock options granted to Insiders prior to their exercise, the Company is also seeking the approval of the members, IN ADVANCE, to each amendment which may be made by the Company to the terms of existing stock options remaining outstanding which were granted to Insiders or to other persons whose stock options as originally constituted were approved by the members of the Company and to each grant by the Company of new options to Insiders and any amendments thereafter to such new options. Any new options will be granted and/or amended, or any alterations to existing options will be made, only on the approval of the board of directors and in accordance with the policies of the VSE in effect at the time of grant or amendment. Accordingly, management of the Company is seeking shareholder approval to the following resolution:

     "RESOLVED THAT:

     (a) the granting and subsequent exercise of incentive stock options previously granted to certain Insiders of the Company is hereby approved; and

     (b) authority is hereby granted to the directors to (i) amend existing incentive stock options; and (ii) grant additional incentive stock options to Insiders and employees and amend any incentive stock options, so long as such incentive stock options and amendments are in compliance with the guidelines prescribed by the Vancouver Stock Exchange in effect at the time of grant or amendment, and that no further approval from the shareholders shall be required prior to the exercise of all or part of any such incentive stock options granted or amended."

     SPECIAL BUSINESS
     ----------------
     ADOPTION OF NEW FORM OF ARTICLES

     The Company's solicitors recommends that the Company adopt a new form of Articles. The new form of Articles has been recommended based on certain revisions made to the COMPANY ACT (BRITISH COLUMBIA), R.S.B.C. 1979, Chapter 59, as amended, and to changes in the common law in recent years. The new form of Articles thus updates the Company's existing Articles. Accordingly, the following special resolution will be presented at the Meeting:

         "RESOLVED, as a Special Resolution, THAT the existing Articles of the Company as filed with the Registrar of Companies be canceled and that the form of Articles attached hereto be adopted as the Articles of the Company in substitution for, and to the exclusion of, the existing Articles of the Company."

     A copy of the Articles of the Company in the proposed new form will be available for inspection at the Registered Office of the Company at 2100, 1111 West Georgia Street, Vancouver, British Columbia, Canada, during normal business hours up to and including the day of the Meeting.

     INCREASE IN AUTHORIZED SHARE CAPITAL

     Management recommends that the authorized share capital of the Company be increased from 20,000,000 common shares without par value to 100,000,000 common shares without par value and, accordingly, the following special resolution will be presented at the Meeting:

         "RESOLVED, as a Special Resolution, THAT the authorized share capital of the Company be increased from 20,000,000 common shares without par value to 100,000,000 common shares without par value AND that paragraph 2 of the Memorandum be altered to read as follows:

         2. The authorized share capital of the Company consists of 100,000,000 common shares without par value."

     OTHER BUSINESS
     --------------
     Management is not aware of any other matter to come before the Meeting other than as set forth above or in the Notice of Meeting accompanying this circular. However, if any other matter properly comes before the Meeting, it is the intention of the persons named in the Proxy to vote the shares represented thereby in accordance with their best judgment in respect to such matters.

                             BY ORDER OF THE BOARD OF DIRECTORS

                             /s/ Delbert W. Steiner
                             -------------------------------------
                             Delbert W. Steiner
                             President and Chief Executive Officer

                        IDAHO CONSOLIDATED METALS CORP.

                              FINANCIAL STATEMENTS

     To the Board of Directors and Shareholders of Idaho Consolidated Metals Corp.


     We have audited the accompanying balance sheets of Idaho Consolidated Metals Corp. (an exploration stage company) as of December 31, 1995 and 1994 and the related statements of operations and cash flows for each of the three years in the period ended December 31, 1995 and cumulative from inception (September 15, 1988) through December 31, 1995, and the changes in shareholders' equity from inception (September 15, 1988) through December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Idaho Consolidated Metals Corp. as of December 31, 1995 and 1994 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995 and cumulative from inception (September 15, 1988) through December 31, 1995 and the changes in shareholders' equity from inception (September 15, 1988) through December 31, 1995 in conformity with generally accepted accounting principles.

     The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred significant losses since its inception and has a working capital deficiency at December 31, 1995. In addition, as described in Note 1, uncertainties exist regarding the Company's ability to obtain necessary financing to develop its properties and processes and to successfully develop economic ore reserves on its properties and realize profitable production levels or proceeds from their disposition. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans as to these matters are also described in Note 1 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.



                              COOPERS & LYBRAND L.L.P

     Spokane, Washington
     May 15, 1996

     Idaho Consolidated Metals Corp.
     (An Exploration Stage Company)
     Balance Sheets
     December 31, 1995 and 1994
     (in U.S. dollars)


                                                    1995          1994
                                                 -----------   -----------
                        ASSETS

     Current assets:
       Cash and cash equivalents                 $   167,301   $   101,441
       Share subscriptions receivable                 34,150
       Inventory                                     124,416        99,416
       Other                                              88         4,756
                                                 -----------   -----------
           Total current assets                      325,955       205,613

     Restricted investment                            10,000
     Property rights, plant and equipment, net     3,919,642     3,309,964
                                                 -----------   -----------
           Total assets                          $ 4,255,597   $ 3,515,577
                                                 ===========   ===========

     Idaho Consolidated Metals Corp.
     (An Exploration Stage Company)
     Balance Sheets, Continued
     December 31, 1995 and 1994
     (in U.S. dollars)


                                                    1995          1994
                                                 -----------   -----------
       LIABILITIES AND SHAREHOLDERS' EQUITY

     Current liabilities:
       Note payable to bank                      $    35,408
       Accounts payable - related parties            116,873   $   244,126
       Other accounts payable                        325,820       217,848
       Accrued claims rental fees                    183,300       122,200
       Notes payable to shareholders, due
         currently                                   444,007       400,000
                                                 -----------   -----------
           Total current liabilities               1,105,408       984,174

     Notes payable to shareholders, noncurrent       245,993        80,000
                                                 -----------   -----------
           Total liabilities                       1,351,401     1,064,174
                                                 -----------   -----------
     Commitments and contingencies (Notes 1,
       3 and 8)

     Shareholders' equity:
       Common stock, no par value,
         20,000,000 shares authorized,
         5,968,308 and 5,310,044 shares issued
         and outstanding                           5,602,147     4,298,476
       Deficit accumulated during the explora-
         tion stage                               (2,645,366)   (1,794,488)
       Foreign currency transaction adjustments      (52,585)      (52,585)
                                                 -----------   -----------
           Total shareholders' equity              2,904,196     2,451,403
                                                 -----------   -----------
           Total liabilities and shareholders'
             equity                              $ 4,255,597   $ 3,515,577
                                                 ===========   ===========

     The accompanying notes are an integral part of the financial statements.

     ON BEHALF OF THE BOARD:

     /s/ Delbert W. Steiner
     --------------------------------
         Delbert W. Steiner, Director

     /s/ E. R. Knickel
     --------------------------------
         E. R. Knickel, Director

     Idaho Consolidated Metals Corp.
     (An Exploration Stage Company)
     Statements of Changes in Shareholders' Equity
     December 31, 1995 and 1994
     (in U.S. dollars)


                                                                Deficit
                                                              Accumulated    Foreign
                                          Common Shares       During the    Currency
                                      ----------------------  Exploration  Translation
                                       Shares      Amounts       Stage     Adjustment      Total
                                      ---------  -----------  -----------  -----------  -----------
     Balance at inception
       (September 15, 1988)                   2  $         2                            $         2
         Issuance of sales for cash
           ($.21 per share)             288,000       60,352                                 60,352
         Net loss for the period                              $    (1,553)                   (1,553)
         Translation adjustment                                            $    (282)          (282)
                                      ---------  -----------  -----------  -----------  -----------
     Balances, December 31, 1988        288,002       60,354       (1,553)        (282)      58,519
       Issuance of sales for cash
         ($.21 per share)               372,000       79,747                                 79,747
       Net loss for the period                                    (19,073)                  (19,073)
       Translation adjustment                                                      274          274
                                      ---------  -----------  -----------  -----------  -----------

     Balances, December 31, 1989        660,002      140,101      (20,626)          (8)     119,467
       Issuance of sales for cash
         ($.05 per share)               966,000       51,414                                 51,414
       Net loss for the period                                    (53,798)                  (53,798)
       Translation adjustment                                                     (155)        (155)
                                      ---------  -----------  -----------  -----------  -----------
     Balances, December 31, 1990      1,626,002      191,515      (74,424)        (163)     116,928
                                      ---------  -----------  -----------  -----------  -----------

     Idaho Consolidated Metals Corp.
     (An Exploration Stage Company)
     Statements of Changes in Shareholders' Equity, Continued
     December 31, 1995 and 1994
     (in U.S. dollars)


                                                                Deficit
                                                              Accumulated    Foreign
                                          Common Shares       During the    Currency
                                      ----------------------  Exploration  Translation
                                       Shares      Amounts       Stage     Adjustment      Total
                                      ---------  -----------  -----------  -----------  -----------
     Balances, December 31, 1990      1,626,002  $   191,515  $   (74,424) $      (163) $   116,928
       Issuance of shares for cash
         ($.48 per share), net of
         $37,555 of issuance costs      750,000      322,793                                 51,414
       Exercise of warrants
         ($.57 per share)               550,000      311,955                                311,955
       Exercise of options
         ($.48 per share)                30,000       14,398                                 14,398
       Issuance of shares for
         property rights
         ($.48 per share)                70,000       33,595                                 33,595
       Net loss for the year                                     (146,890)                 (146,890)
       Translation adjustment                                                   (3,574)      (3,574)
                                      ---------  -----------  -----------  -----------  -----------

     Balances, December 31, 1991      3,026,002      874,256     (221,314)      (3,737)     649,205
                                      ---------  -----------  -----------  -----------  -----------

     Idaho Consolidated Metals Corp.
     (An Exploration Stage Company)
     Statements of Changes in Shareholders' Equity, Continued
     December 31, 1995 and 1994
     (in U.S. dollars)

                                                                Deficit
                                                              Accumulated    Foreign
                                          Common Shares       During the    Currency
                                      ----------------------  Exploration  Translation
                                       Shares      Amounts       Stage     Adjustment      Total
                                      ---------  -----------  -----------  -----------  -----------
     Balances, December 31, 1991      3,026,002  $   874,256  $  (221,314) $    (3,737) $   649,205
       Issuance of shares for
         exercise of options
         ($.43 per share)                55,000       23,633                                 23,633
       Issuance of shares for
         property rights
         ($1.09 per share)              700,000      765,625                                765,625
       Release of escrowed share
         for executive compen-
         sation ($1.14 per share)                     58,882                                 58,882
       Net loss for the year                                     (271,822)                 (271,822)
       Translation adjustment                                                  (31,370)     (31,370)
                                      ---------  -----------  -----------  -----------  -----------
     Balances, December 31, 1992      3,781,002    1,722,396     (493,136)     (35,107)   1,194,153
       Issuance of shares for
         cash in May and August
         ($.97 per share)               166,330      161,173                                161,173
       Issuance of shares for cash
         cash in December
         ($1.55 per share)              280,212      433,350                                433,350
       Release of escrowed shares
         for executive compen-
         sation ($1.34 per share)                    181,323                                181,323
       Net loss for the year                                      (355,691)                (355,691)
       Translation adjustment                                                   (6,202)      (6,202)
                                      ---------  -----------  -----------  -----------  -----------
     Balances, December 31, 1993      4,227,544    2,498,242     (848,827)     (41,309)   1,608,106
                                      ---------  -----------  -----------  -----------  -----------

     Idaho Consolidated Metals Corp.
     (An Exploration Stage Company)
     Statements of Changes in Shareholders' Equity, Continued
     December 31, 1995 and 1994
     (in U.S. dollars)

                                                                Deficit
                                                              Accumulated    Foreign
                                          Common Shares       During the    Currency
                                      ----------------------  Exploration  Translation
                                       Shares      Amounts       Stage     Adjustment      Total
                                      ---------  -----------  -----------  -----------  -----------
     Balances, December 31, 1993      4,227,544    2,498,242     (848,827)     (41,309)   1,608,106
       Issuance of shares for
         exercise of options
         ($.68 per share)               212,500      143,523                                143,523
       Issuance of shares for
         exercise of warrants
         ($2.19 per share)              270,000      591,240                                591,240
       Issuance of shares for
         equipment and process
         ($1.50 per share)              600,000      750,000                                750,000
       Release of escrowed shares
         for executive compensation
         ($1.68 per share)                           315,471                                315,471
       Net loss for the year                                     (945,661)                 (945,661)
       Translation adjustments                                                 (11,276)     (11,276)
                                      ---------  -----------  -----------  -----------  -----------

     Balances, December 31, 1994      5,310,044    4,298,476   (1,794,488)     (52,585)   2,451,403
                                      ---------  -----------  -----------  -----------  -----------

     Idaho Consolidated Metals Corp.
     (An Exploration Stage Company)
     Statements of Changes in Shareholders' Equity, Continued
     December 31, 1995 and 1994
     (in U.S. dollars)


                                                                Deficit
                                                              Accumulated    Foreign
                                          Common Shares       During the    Currency
                                      ----------------------  Exploration  Translation
                                       Shares      Amounts       Stage     Adjustment      Total
                                      ---------  -----------  -----------  -----------  -----------
     Balances, December 31, 1994      5,310,044  $ 4,298,476  $(1,794,488) $   (52,585) $ 2,451,403
       Issuance of shares for cash
         ($1.50 per share)              628,264      942,396                                942,396
       Issuance of shares for
         exercise of warrants
         ($2.23 per share)               30,000       66,900                                 66,900
       Release of escrowed shares
         for executive compen-
         sation ($1.57 per share)                    294,375                                294,375
       Net loss for the year                                     (850,878)                 (850,878)
                                      ---------  -----------  -----------  -----------  -----------

     Balances, December 31, 1995      5,968,308  $ 5,602,147  $(2,645,366) $   (52,585) $ 2,904,196
                                      =========  ===========  ===========  ===========  ===========

     The accompanying notes are an integral part of the financial statements.

     Idaho Consolidated Metals Corp.
     (An Exploration Stage Company)
     Statements of Cash Flows
     for the years ended December 31, 1995 and 1994
     (in U.S. dollars)

                                                                                       Cumulative
                                                                                     from Inception
                                                                                     (September 15,
                                                   Year Ended December 31,           1988) through
                                           ---------------------------------------    December 31,
                                              1995          1994          1993            1995
                                           -----------   -----------   -----------   --------------
     Operating activities:
       Net loss                            $  (850,878)  $  (945,661)  $  (355,691)    $(2,645,366)
       Adjustments to reconcile net loss
         to net cash used by operating
         activities:
           Depreciation                          1,524         2,856         4,333          18,505
           Loss on disposal of equipment         4,576                                       4,576
           Abandonment of property rights                      4,819                         4,819
           Release of escrowed shares for
             executive compensation            294,375       315,471       181,323         850,051
           Change in:
             Inventory                         (25,000)      (54,531)      (44,885)       (124,416)
             Other                               4,668        (2,593)        1,516             (88)
             Accounts payable - related
               parties                          97,747        80,331       163,795         341,873
             Other accounts payable            107,972       164,222        11,152         325,820
                                           -----------   -----------   ------------    -----------
                 Cash used by operating
                   activities                 (365,016)     (435,086)      (38,457)     (1,224,226)
                                           -----------   -----------   -----------     -----------

     Idaho Consolidated Metals Corp.
     (An Exploration Stage Company)
     Statements of Cash Flows, Continued
     for the years ended December 31, 1995 and 1994
     (in U.S. dollars)

                                                                                       Cumulative
                                                                                     from Inception
                                                                                     (September 15,
                                                   Year Ended December 31,           1988) through
                                           ---------------------------------------    December 31,
                                              1995          1994          1993            1995
                                           -----------   -----------   -----------   --------------
     Investing activities:
       Property rights, plant and
         equipment:
           Acquisition costs               $  (252,909)  $  (436,851)  $   (79,264)   $  (843,869)
           Exploration costs                  (301,769)     (408,856)     (184,399)    (1,191,153)
           Deposit on property rights                                     (100,000)      (100,000)
       Purchase of reclamation bond            (10,000)                                   (10,000)
                                           -----------   -----------   -----------    -----------
                 Cash used by investing
                   activities                 (564,678)     (845,707)     (363,633)    (2,145,022)
                                           -----------   -----------   -----------    -----------
     Financing activities:
       Proceeds from note payable to bank       35,408                                     35,408
       Proceeds from related-party notes
         payable                               385,000       400,000                      785,000
       Repayments on related-party notes
         payable                              (400,000)                                  (400,000)
       Net proceeds from sale of common
         stock                                 975,146       734,763       594,523      3,168,726
                                           -----------   -----------   -----------    -----------
                 Cash provided by
                   financing activities        995,554     1,134,763       594,523      3,589,134
                                           -----------   -----------   -----------    -----------

     Idaho Consolidated Metals Corp.
     (An Exploration Stage Company)
     Statements of Cash Flows, Continued
     for the years ended December 31, 1995 and 1994
     (in U.S. dollars)

                                                                                       Cumulative
                                                                                     from Inception
                                                                                     (September 15,
                                                   Year Ended December 31,           1988) through
                                           ---------------------------------------    December 31,
                                              1995          1994          1993            1995
                                           -----------   -----------   -----------   --------------
     Effect of foreign currency
       translation on cash                               $   (11,276)  $   (6,202)    $  (52,585)

     Net increase (decrease) in cash
       and cash equivalents                $    65,860      (157,306)     186,201        167,301
     Cash and cash equivalents,
       beginning of period                     101,441       258,747       72,546
                                           -----------   -----------   ----------     ----------
     Cash and cash equivalents,
       end of period                       $   167,301   $   101,441   $  258,747     $  167,301
                                           ===========   ===========   ==========     ==========

     The accompanying notes are an integral part of the financial statements.

     Idaho Consolidated Metals Corp.
     (An Exploration Stage Company)
     Statements of Cash Flows, Continued
     for the years ended December 31, 1995 and 1994
     (in U.S. dollars)

                                                                                       Cumulative
                                                                                     from Inception
                                                                                     (September 15,
                                                   Year Ended December 31,           1988) through
                                           ---------------------------------------    December 31,
                                              1995          1994          1993            1995
                                           ----------    -----------   -----------   --------------
     Supplemental disclosures of cash
       flow information:
         Cash paid during the period
           for interest, net of amount
           capitalized                     $    5,364    $     3,583                  $     9,880
                                           ==========    ===========   ===========    ===========
     Schedule of noncash investing and
       financing activities:
         Claim rental fees accrued as
           exploration costs               $   61,100    $    61,100   $    61,100    $   183,300
         Deposit used to acquire
           property rights                                   100,000                      100,000
         Debt incurred for equipment
           and property rights                                80,000                       80,000
         Common stock issued for
           property rights                                                                799,220
         Common stock issued for
           equipment and process rights                      750,000                      750,000
         Release of escrowed shares for
           executive compensation             294,375        315,471       181,323        850,051
         Conversions of accounts payable
           to notes payable                   225,000                                     225,000
         Share subscriptions receivable        34,150                                      34,150


     The accompanying notes are an integral part of the financial statements.

     Idaho Consolidated Metals Corp.
     (An Exploration Stage Company)
     Notes to Financial Statements


      1.  The Company and Basis of Presentation of Financial Statements:

          Idaho Consolidated Metals Corp. (the "Company") was incorporated in British Columbia, Canada on September 15, 1988 to engage in mineral exploration, development and processing. The Company is presently in the development stage as revenue-producing activities have not commenced. The Company's financial statements have been prepared in accordance with generally accepted accounting principles as practiced in the United States and are stated in U.S. dollars.

          These financial statements have been prepared assuming the Company will continue as a going concern and be able to realize assets and liquidate liabilities in the normal course of business. Since its inception, the Company has incurred significant losses during the exploration stage and at December 31, 1995 has a net working capital deficit of approximately $779,000. These factors, along with the uncertainties regarding the Company's ability to obtain necessary financing to develop its properties and processes, and to successfully develop economic ore reserves on these properties and realize profitable production levels or proceeds from their disposition, raise substantial doubt about the Company's ability to continue as a going concern. These financial statements do not include any adjustments that might result from the outcome of these uncertainties.

          Management of the Company continues to seek additional sources of financing to fund its ongoing capital needs and mitigate its working capital deficiency.

          The Company is presently considering additional funding sources including the sale of its common stock and obtaining project financing to fund the development of one of its mineral properties. Additionally, the Company is seeking joint venture partners to assist in the development of certain of its other properties (see Note 10). There can be no assurance that the Company will be successful in obtaining additional funds or will be successful in locating suitable joint venture partners to assist in the development of its mineral properties.


      2.  Significant Accounting Policies:

          a.  Inventory

              Inventory, which consists of raw materials used in the Company's mineral processing facility, is valued at the lower of first-in, first-out cost or estimated net realizable value.

          b.  Property Rights, Plant and Equipment

              Property rights, plant and equipment are stated at the lower of cost (or the predecessor's cost basis if acquired from an affiliate) or estimated net realizable value. Maintenance, repairs and renewals are charged to operations. Major betterments are capitalized. When assets are retired or sold, the costs and related accumulated depreciation and amortization are eliminated and any resulting gain or loss is reflected in operations.

              The Company is in the process of exploring its mineral properties and has not yet determined whether these properties contain ore reserves that are economically recoverable.

              Acquisition, development and exploration costs are capitalized on an individual property basis until such time as an economic ore body is defined or the property is abandoned. Capitalized costs associated with a producing property will be amortized on a unit-of-production method based on the estimated life of the ore reserves while costs for abandoned properties are written off in the period in which a decision is made to abandon such property.

              Depreciation of furniture and fixtures is based on the estimated lives of the assets using accelerated methods. Depreciation of the process plant and equipment will commence when processing begins at the facility using the straight-line method over the estimated useful lives of the plant and equipment.

              Management periodically reviews and obtains independent geologist reports in determining if adjustments to the carrying values of each of its mineral properties, on a property-by-property basis, are required to record those properties at net realizable value. The ultimate recoverability of the amounts capitalized for the mineral properties is dependent upon the delineation of economically recoverable ore reserves, the Company's ability to obtain the necessary financing to complete their development and realize profitable production or proceeds from the disposition thereof. Management's estimates of recoverability of the Company's investment in various projects have been based on current conditions. However, it is reasonably possible that changes could occur in the near term which could adversely affect management's estimates.

          b.  Property Rights, Plant and Equipment, Continued

              In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121 (SFAS No. 121), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." SFAS No. 121 requires that long-lived assets and certain identifiable intangibles being held and used by an entity be reviewed for impairment by estimating the fair values or future cash flows from use and disposition of the assets whenever circumstances indicate that the carrying amount of such assets may not be recoverable. There was no effect on the Company's financial statements of adopting SFAS No. 121 on January 1, 1996.

          c.  Cash and Cash Equivalents

              For purposes of reporting cash flows, the Company considers cash and cash equivalents to include amounts held in banks and highly liquid investments with remaining maturities at point of purchase of three months or less. Restricted cash represents a certificate of deposit, which was purchased for a reclamation bond requirement. The Company places its cash and cash investments with institutions of high-credit worthiness. At times, such investments may be in excess of the FDIC insurance limit.

          d.  Net Loss Per Common Share

              Net loss per common share is computed based on the weighted average number of common shares and common stock equivalents outstanding during each period, unless the common stock equivalents are anti-dilutive. Due to the net losses during each of the years presented, common stock equivalents are anti-dilutive and have been excluded from the computation.

          e.  Compensation Associated with Escrowed Common Shares

              The Company records compensation expense associated with the release of escrowed common shares of the Company as those shares become eligible for release based upon the market value of those shares at that time (see Note 6).

          f.  Foreign Currency Translation

              Prior to 1995, the Company's functional currency was the Canadian dollar. All assets and liabilities of the Company's Canadian activities were translated to U.S. dollars using the exchange rates at the balance sheet date. Resulting foreign currency translation adjustments were reported as a separate component of shareholders' equity. Income and expense items were reported using average exchange rates during the

          f.  Foreign Currency Translation, Continued

              periods. Gains or losses from foreign currency transactions were included in operations. As of January 1, 1995, the Company began transacting most of its business in U.S. dollars. Therefore, the functional currency was changed from Canadian dollars to U.S. dollars. The change in functional currency has been accounted for prospectively beginning on January 1, 1995. Translation adjustments from prior periods are included in shareholders' equity. The translated amounts for non-monetary assets prior to the change have become the accounting basis for those assets.

          g.  Management's Estimates

              The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

          h.  Reclassifications

              Certain 1994, 1993 and cumulative amounts have been reclassified to conform to the 1995 presentation. These reclassifications had no effect on the net loss or deficit accumulated during the exploration stage as previously reported.


      3.  Property Rights, Plant and Equipment:

          Following are the major components of property rights, plant and equipment:

                                                      1995         1994
                                                   ----------   ----------
            Mining property rights                 $2,591,726   $2,132,657
            Process plant and equipment,
              including capitalized interest
              of $35,696 and $23,246                1,324,360    1,167,651
            Furniture and fixtures                     15,602       26,637
                                                   ----------   ----------
                                                    3,931,688    3,326,945
            Accumulated depreciation                   12,046       16,981
                                                   ----------   ----------
                                                   $3,919,642   $3,309,964
                                                   ==========   ==========

          The detail by major area of interest of the Company's investment in mining property rights is as follows:

                                                      1995         1994
                                                   ----------   ----------
            Petsite Property                       $  281,651   $  273,817
            Mallard Property                           50,016       47,186
            Snowstorm Property                         27,771       22,535
            Golden Eagle Property                   1,259,307    1,101,060
            Eckert Hill Property                      736,333      520,088
            Tuxedo Property                           186,648      167,971
            Dean Mine and Mill Site                    50,000
                                                   ----------   ----------
                                                   $2,591,726   $2,132,657
                                                   ==========   ==========

          A number of the properties are located within the Nez Perce National Forest, on land administered by the U.S. Forest Service. Permits must be obtained for all exploration and development work to be carried out on these properties. During 1993, plans of operations were filed with the U.S. Forest Service, thereby accomplishing the first stage of the permitting process. There can be no assurances that the Company will be able to obtain all necessary permits in order to place its mineral properties into production.

          Following is a summary of the agreements associated with the Company acquisition of its mineral properties.

          a.  Petsite Property

              Year   Description                                  Amount
              ----   -------------------------------------------  -------
              1989   Cash payment                                 $10,000
              1991   Issuance of 20,000 common shares on the
                       effective date of the Company's initial
                       public offering                              9,599
              1991   Cash payment                                  10,000
                                                                  -------
                                                                  $29,599
                                                                  =======

              The optionor retains a 5% net profits interest in the claims.

              The President of the Company had a minority interest in the entity which controlled the Petsite Property. Accordingly, the Petsite Property has been recorded at the lower of cost or the predecessor's cost basis.

              This property would be subject to the proposed joint venture agreement between the Company and Cypress Gold Exploration Company (see Note 10).

          b.  Mallard Property

              By a purchase and sale agreement dated February 28, 1990 and by subsequent amendment, the Company acquired 31 unpatented lode mining claims in the Dixie Mining District, Idaho County, Idaho. The acquisition was completed as follows:

              Year   Description                                  Amount
              ----   -------------------------------------------  -------
              1990   Cash payment                                 $10,000
              1991   Issuance of 50,000 common shares on the
                       effective date of the Company's initial
                       public offering                             23,996
                                                                  -------
                                                                  $33,996
                                                                  =======

              The President of the Company had a minority interest in the entity which controlled the Mallard Property. Accordingly, the Mallard Property has been recorded at the lower of cost or the predecessor's cost basis.

          c.  Snowstorm Property

              By a purchase and sale agreement dated February 19, 1991, the Company acquired an undivided 50% interest in 29 unpatented lode mining claims in the Elk City Mining District, Idaho County, Idaho for a cash payment during 1990 of $5,000. The Company has a right of first refusal to acquire the remaining undivided 50% interest. This interest was acquired from an affiliated entity due to the President of the Company's minority interest in the affiliated entity.

          d.  Golden Eagle Property

              By a series of agreements dated October 15,1992, the Company acquired specified, undivided working interests in certain mineral claims located in various counties in Idaho. In order to complete the various acquisitions, the Company has certain expenditure requirements and has and will issue common shares upon the completion of certain events.

                                                                         Common Shares to be Issued
                                                            ---------------------------------------------------
                         Undivided                            Issued
                          Working    Number                    Upon        Phase I      Expenditure
                 Claim   Interest      of     Expenditure   Regulatory   Expenditures   Requirement
                 Block   Acquired    Claims   Requirement    Approval     Completed      Completed      Total
                 -----   ---------   ------   -----------   ----------   ------------   -----------   ---------
                 I          60%        17      $  90,000    $   25,000       50,000         25,000      100,000
                 II         60%         9         90,000        25,000       50,000         25,000      100,000
                 III        60%        62         90,000        25,000       50,000         25,000      100,000
                 IV         60%        25         60,000        50,000       25,000         25,000      100,000
                 V          60%        25         90,000        25,000       50,000         25,000      100,000
                 VI         60%        30         60,000        50,000                      50,000      100,000
                 VII        60%        17         90,000        25,000       50,000         25,000      100,000
                 VIII       60%        49         60,000        50,000       25,000         25,000      100,000
                 IX         60%        20         90,000        25,000       50,000         25,000      100,000
                 X          60%        78         60,000        50,000       25,000         25,000      100,000
                 XI         60%       149         60,000        50,000                      50,000      100,000
                 XII       100%         3                      100,000                                  100,000
                 XIII      100%         3                      100,000                                  100,000
                 XIV        60%        42         60,000        50,000                      50,000      100,000
                 XV         60%         9         60,000        50,000                      50,000      100,000
                                      ---     ----------    ----------   ----------     ----------    ---------
                 Total                538        960,000       700,000      375,000        425,000    1,500,000
                                      ===
                 Amounts expended or
                   issued through
                   December 31, 1995             493,682       700,000                                  700,000
                                              ----------    ----------   ----------     ---------     ---------
                 Amounts remaining to
                   be expended or issued
                   at December 31, 1995       $  466,318    $        0      375,000       425,000       800,000
                                              ==========    ==========   ==========     =========     =========

          d.  Golden Eagle Property, Continued

              The 700,000 shares issued during 1992, upon receipt of regulatory approval of the agreement, were recorded at the estimated fair value of the shares issued ($1.09 per share) aggregating $765,625.

              By a letter agreement dated September 10, 1991, the Company agreed to fund $50,000 annually towards assessment work requirements and received a right of first refusal to acquire the remaining 40% undivided interest, on those properties not 100% acquired, from the property holders.

              For the agreements covering Claim Blocks I-V and VII-X, a qualified geologist must recommend further work programs, approved by the regulatory authorities, prior to the Company issuing each of the second and third issuances of common shares. The second and third issuances of common shares are also subject to shareholder approval.

              For agreements covering Claims Blocks VI, XI, XIV and XV, a qualified geologist must recommend a second phase work program, approved by the regulatory authorities, prior to the Company issuing the final balances of common shares. The final issuance of common shares is also subject to regulatory approval.

              Should the recommendations of the geologist described above be negative or unacceptable to the regulatory authorities, then on an agreement-by-agreement basis, the Company shall not issue further common shares, the property holders shall accept the shares received to date as full payment for the property and the Company will have no further obligation to issue any additional shares or for further expenditures on the related agreement.

              By an agreement dated January 25, 1996, the Company agreed to amend, subject to regulatory approval, the agreements on Claim Blocks I-XI, XIV and XV of the agreements dated
              October 15, 1992. The amended agreement allows the expenditures made on the processing facility, located on the Eckert Hill property, where ores from the Golden Eagle properties are to be bulk tested and processed to qualify as expenditures for purposes of the Company acquiring the 60% undivided interest in these properties. Since in excess of the required $800,000 total expenditures have been incurred by December 31, 1995 on these claim blocks and the processing facility, the Company has agreed to release the remaining 800,000 common shares from treasury in exchange for the vendor transferring an undivided 60% interest in these

          d.  Golden Eagle Property, Continued

              properties to the Company. The Company retains its right of first refusal to acquire the remaining 40% undivided interest on these properties from the vendor.

              By an agreement dated February 8, 1996, subject to regulatory approval, the Company obtained an option to acquire the remaining 40% undivided interest in Claim Blocks I-XI, XIV and XV of the Golden Eagle Property for a $50,000 cash payment which was made on execution of the agreement, 100,000 shares of the Company within 60 days of the agreement, property exploration expenditures of $30,000 during the first year and $50,000 during the second year and $500,000 in cash payments commencing five years from the date of execution of the agreement. The cash payments are to be made from the proceeds of production from the property and must be completed within the following three years, including interest at 8% per annum.

              This property would be subject to the proposed joint venture agreement between the Company and Cypress Gold Exploration Company (see Note 10).

          e.  Eckert Hill Property

              By a mineral lease agreement dated June 28, 1993, the Company leased certain property located in Idaho County, Idaho for an initial term of five years. In order to maintain the lease, the Company has and must make the following payments to the lessors:

                                                                   Minimum
                                                         Minimum   Advance
                                                         Rental    Royalty
              Description                                Payment   Payment
              --------------------------                 -------   -------
              On execution (paid)                        $13,000
              By November 1, 1993 (paid)                           $15,000
              By June 28, 1994 (paid)                     15,000    15,000
              By June 28, 1995 (paid)                      7,500    22,500
              By June 28, 1996                             7,500    22,500
              By June 28, 1997                                      22,500
                                                         -------   -------
                                                         $43,000   $97,500
                                                         =======   =======

              The June 1997 minimum advance royalty payment forms the base amount for subsequent advance payments due each June starting June 1998. The base amount will be adjusted upward annually based upon the consumer price increase in the United States.

          e.  Eckert Hill Property, Continued

              The Company will pay the lessors a royalty of 4% for gross production realized after June 1995.

              The initial five-year term of the lease may be extended for an additional term of five years, at the option of the Company, under the same terms as the original five-year period unless modified by mutual agreement of the parties.

              The Company has further agreed to expend a minimum of $100,000 (completed) on mineral exploration and development of the property by June 1996, not including any costs to develop or improve the mill, plant or any processing equipment.

          f.  Tuxedo Property

              Pursuant to an option agreement dated December 28, 1993 and an addendum dated April 27, 1994, the Company acquired the right to certain mineral rights on property located in Deer Lodge and Silver-Bow Counties of Montana for a cash payment of $100,000. The Company was also granted the right to negotiate for additional mineral rights on the property.

              Pursuant to an assignment dated September 30, 1994 and an underlying purchase and sale agreement dated June 1, 1994, the Company acquired the mineral rights to 1,380 acres in Silver-Bow County, Montana for a cash payment of $43,000. The underlying vendor retains a 3% net smelter return on the property.

              Pursuant to the September 30, 1994 assignment and an underlying exploration agreement and option to lease mining claims dated May 24, 1994, the Company acquired an option to lease 60 acres in Silver-Bow County, Montana for a cash payment of $25,000. The underlying agreement required an initial payment of $5,000 (paid by the assignor) and required an exploration program of $20,000 (completed by the assignor). A formal lease was executed on November 25, 1995 for $15,000 annually, and the underlying optionor retained a 3% net smelter return in the property.

              Effective November 25, 1995, the Company entered into a formal lease of the property for an initial term of 10 years. The lease shall extend beyond 10 years so long as operations are maintained on a continuous basis until a period of 180 days elapse with no development, mining or processing activities on the property. During the term of the lease, the Company shall pay a minimum annual royalty payment of

          f.  Tuxedo Property, Continued

              $15,000 commencing on the execution of the lease (paid) and on each anniversary date thereafter. The lessor retains a 3% production royalty based upon the net value of minerals produced and sold from the property. All minimum annual royalty payments made to the lessor are to be credited against the 3% production royalties.

          g.  Dean Mine and Mill Site

              By an agreement dated August 2, 1995, subject to regulatory approval and the approval of the directors of the vendor, the Company acquired an option to acquire a mill site, mining property and equipment in Battle Mountain, Nevada for a cash payment of $25,000 (paid). The original option expired October 1, 1995 and was extended to October 30, 1995 for an additional cash payment of $25,000 (paid). In order to complete the acquisition, the Company must pay the vendor $250,000 in cash and issue the vendor 164,500 common shares from treasury within 30 days of giving notice of its intention to exercise the option.

              The agreement is currently held in abeyance pending the vendor clearing a trading restriction with its regulatory authorities.

          h.  Mineral Zone Property

              By an agreement dated December 1, 1995, subject to regulatory approval, the Company agreed to acquire a property located in the Elk City Mining District, Idaho County, Idaho from a shareholder. To complete the acquisition, the Company must pay the shareholder $170,000 on completion of a financing by the Company and issue a note payable to the shareholder in the amount of $1,540,000 bearing interest at 7% per annum. Payments on the note shall be interest only commencing
              June 1, 1996 and thereafter on a quarterly basis until production commences. Once the property is in production, the principal balance will be amortized over the estimated mine life and will continue to bear interest at 7% per annum. The Company has the right to terminate this agreement on 90 days' written notice to the shareholder based upon its assessment of the property and the production therefrom.
              Upon the receipt of regulatory approval and the Company completing an assessment of the property, a formal agreement shall be drawn and the related assets and liabilities will be recorded in the financial statements of the Company.

          i.  Bema Property

              By letter of understanding dated December 11, 1995, subject to regulatory approval, the Company has negotiated an option to acquire a 100% undivided interest in certain unpatented mining claims, state leases and patented mining claims located near Elk City Gold Property, Elk City, Idaho. In order to complete the acquisition, the Company must, at its option:

              * File and pay all required annual assessments on unpatented mining claims.

              * Pay all required costs of state leases.

              * Commencing January 1, 1996, pay all payments pursuant to underlying agreements. Such payments are approximately $66,000 per annum.

              * Replace all bonds of the vendor with any regulatory
                authority.

              * Complete work program expenditures on the properties of
                $60,000 in the first year, $70,000 in the second year and $150,000 in each of the years three to five of the agreement.

              * Replace the reclamation bond of $75,000 with the Bureau of
                Land Management upon finalization of the agreement.

              * Issue the vendor 125,000 of the Company's common shares
                from its treasury in each of the first and second years of the agreement.

              The patented mining claims commonly known as the Bema patented claims shall be subject to a lease to the Company.

              The vendor retains the right to increase its interest in the property at any time to 49% by reimbursing the Company for 115% of its expenditures from January 1, 1996 to the date the vendor delivers such notice to the Company. The parties would then form a 51%/49% joint venture to further develop the property.

              The agreement shall be for a minimum period of one year after which the Company may terminate the agreement upon 60 days' written notice to the vendor. The vendor retains a 3% net smelter royalty.

      4.  Note Payable to Bank:

          During 1995, the Company assumed an uncollateralized note payable to a bank from certain executives of the Company. The outstanding balance at December 31, 1995 was $35,408. The note bears interest at 10.5% and is due in May 1996.


      5.  Notes Payable to Shareholders:

          Details of notes payable to shareholders are as follows at December 31, 1995 and 1994:

                                                        1995       1994
                                                      ---------  ---------
            Uncollateralized note payable bearing
              interest at 8.00% per annum, due and
              paid in full June 1, 1995                          $ 400,000

            Uncollateralized note payable bearing
              interest at the bank's prime rate
              plus 3.25% (12.25% at December 31,
              1995), due in full May 15, 1996.  The
              note is convertible into common shares
              of the Company at $1.50 per share       $  75,000

            Uncollateralized note payable bearing
              interest at 9.00% per annum, due in
              full January 1, 1997                      225,000

            Note payable bearing interest at the
              bank's prime rate plus 2.50% (11.50%
              at December 31, 1995), collateralized
              by a pledge of equipment located at the
              Eckert Hill property, due on demand       250,000

            Uncollateralized note payable bearing
              interest at 9.00% per annum, due on
              demand after September 1, 1995             35,000

            Uncollateralized note payable, due in
              monthly payments of $460 including
              interest at 9.00% per annum                25,000

            Uncollateralized, non-interest bearing
              note, due in full July 1, 1996             80,000  $  80,000
                                                      ---------  ---------
                                                        690,000    480,000
            Less current portion                       (444,007)  (400,000)
                                                      ---------  ---------
                                                      $ 245,993  $  80,000
                                                      =========  =========

          The principal payments on notes payable become due as follows:

            Year Ending
            December 31,
            ------------
               1996                              $444,007
               1997                               228,784
               1998                                 4,139
               1999                                 4,527
               2000                                 4,953
            Thereafter                              3,590
                                                 --------
                                                 $690,000
                                                 ========


      6.  Common Shares:

          The Company has a stock option plan which covers its officers and directors. The options are granted for varying terms ranging from two to seven years and are immediately vested upon grant. Following is a schedule of the activity pursuant to this stock option plan.

                                                          Price Per
                                                          Share (in
                                             Number of    Canadian
                                              Shares       Dollars)     Expiration Date
                                             ---------   -----------    ---------------
              Balance, January 1, 1989 and
                 December 31, 1989                  0
                   Options granted            235,000    $0.55          April 1996
                                             --------    -----------
              Balance, December 31, 1990      235,000    $0.55          April 1996
                 Options exercised            (30,000)   $0.55
                                             --------    -----------
              Balance, December 31, 1991      205,000    $0.55          April 1996
                 New options granted           17,500    $1.85          September 1993
                 New options granted           62,500    $1.85          September 1994
                 Options exercised            (55,000)   $0.55
                                             --------    -----------
              Balance, December 31, 1992      230,000    $0.55-$1.85
                 Options expired              (17,500)   $1.85
                                             --------    -----------
              Balance, December 31, 1993      212,500    $0.55-$1.85
                 Options exercised           (150,000)   $0.55
                 Options exercised            (62,500)   $1.85
                                             --------    -----------
              Balance, December 31, 1994            0
                 New options granted          250,000    $1.80          October 1999
                                             --------    -----------
              Balance, December 31, 1995      250,000    $1.80
                                             ========    ===========

          Additionally, the Company has committed to grant certain executives options to purchase a total of 100,000 shares of the Company's stock based on current market value when the option is granted. Also, the Company has commitments to issue common stock for the acquisition of mineral properties (see Note 3).

          During the year ended December 31, 1994, the Company issued 300,000 special warrants pursuant to an agreement dated March 1993 and subsequent amendments (see Note 7(1)) which allow the holder to acquire 300,000 common shares at a price of $2.19 ($3.00 Cdn). During the year ended December 31, 1994, the Company received $591,240 ($810,000 in Cdn.) on exercise of 270,000 of these warrants and issued 270,000 common shares. The remaining 30,000 warrants were exercised in January 1995 for approximately $67,000.

          In conjunction with the Company's initial public offering, certain Company officers and directors were required to place 750,000 common shares of the Company in escrow in accordance with policies of the Vancouver Stock Exchange ("VSE"). The shares are subject to release from escrow as the Company expends funds on exploration and development of its mineral properties and with VSE approval. As the shares become eligible for release based upon the expenditure of exploration and development funds, the Company has recorded stock compensation expense based upon the number of shares eligible for release from escrow and the market value of the shares at that time. Accordingly, the Company has recorded compensation expense associated with these shares of $294,375, $315,471, and $181,323 during the years ended
          December 31, 1995, 1994 and 1993, respectively. If the shares have not been released from escrow pursuant to the release provisions by the year 2001, the remaining shares in escrow will be surrendered to the Company for cancellation. At December 31, 1995, 562,500 shares remain in escrow pursuant to this arrangement; however, the Company has not as yet requested release of eligible shares pertaining to 1994 and 1995's expenditures for exploration and development which, when requested and approved by the VSE, would allow for the release of an additional 375,000 common shares.

          In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 (SFAS No.
          123), "Accounting for Stock-Based Compensation." SFAS No. 123 establishes financial accounting and reporting standards for stock-based employee compensation plans. The statement encourages all entities to adopt a fair value based method of accounting, but allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees." The Company implemented SFAS No. 123 on January 1, 1996. Management has not adopted the measurement provisions of SFAS No. 123 although the Company will provide the pro forma disclosure requirements of the statement in its 1996 annual financial statements.


      7.  Related-Party Transactions:

          In addition to related-party transactions included in Notes 3, 4 and 5, the Company has paid or accrued for payment the following amounts to related parties:

                                                1995      1994      1993
                                               -------   -------   -------
            Management fees to the President
              and director                     $18,870   $10,880   $11,634
            Management fees to a director        2,072
            Management fees to a relative of
              a director                         4,815    19,412    16,588
            Office rent to directors             5,660    14,180     9,154
            Interest expense on notes payable
              to shareholders                   37,456    23,246
                                               -------   -------   -------
                                               $68,873   $67,718   $37,376
                                               =======   =======   =======

          The Company had the following transactions with Idaho Mining and Development Company ("IMD"), a shareholder:

          1) By an agreement dated March 1993, subsequently amended and completed August 31, 1994, the Company acquired certain mining and processing equipment and the joint use and license of a certain metallurgical process developed by IMD and the controlling shareholder of IMD. The purchase price is payable as follows:

                                                       Amount     Shares
                                                       --------   -------
                Cash payment on or before July 1996    $ 80,000
                Cash payment due on demand               84,175
                Common shares of the Company issued
                  at an estimated fair value of
                  $1.25 per share                       750,000   600,000
                                                       --------   -------
                                                       $914,175   600,000
                                                       ========   =======

              The required cash payments are included in the $225,000 and $80,000 notes payable to shareholders at December 31, 1995 (see Note 5).

              The parties have further agreed to license the process to third parties with any licensing royalties, payments or other considerations to be divided 50% to IMD and 50% to the Company.

          2) By an agreement dated September 10, 1991, the Company agreed to pay IMD $50,000 annually towards assessment work requirements on the Company's mineral properties. During the years ended December 31, 1995, 1994 and 1993, the Company has paid/accrued $50,000, $50,000, and $25,000, respectively, under this agreement (see Note 3(d)).

          3) By a construction contract dated December 26, 1993 and a subsequent amendment, the Company has entered into an agreement with Silver Crystal Mines, Inc. ("Silver Crystal") to develop and upgrade the metallurgical facility acquired from IMD. The controlling shareholder of IMD is also the president and director of Silver Crystal. Under the terms of the agreement, the contractor was to complete construction for a price not to exceed $650,000. During the years ended December 31, 1995, 1994 and 1993, the Company paid Silver Crystal $111,000, $557,000 and $50,000, respectively. Also included in capitalized costs in 1995 are consulting fees of $11,000 paid to a related party.

              Periodically, Silver Crystal and IMD are reimbursed for direct costs incurred by them on behalf of the Company.


      8.  Contingency:

          During 1993, the Bureau of Land Management ("BLM") of the United States introduced a new claim rental fee of $100 per claim per year which was payable by August 31, 1993 with the first payment required to cover rental fees for 1993 and 1994. Based on the Company's approximate 2,300 unpatented claims it held at that time, the total claim rental payments would have amounted to approximately $460,000. Management of the Company requested a waiver of the claim rental fee from the BLM which was denied. The Company appealed that decision to the United States Department of the Interior, which was also denied.

          Management has identified approximately 1,700 peripheral claims which were dropped as a result of this decision because they do not materially affect the control of the mineral rights in the various areas of interest. The key claims in each claim block covered by the various property agreements have been retained with less cost to the Company by way of certain existing provisions within the new BLM claim rental regulations. Accordingly, during the years ended December 31, 1995, 1994 and 1993, the Company has accrued $183,300 ($61,100 in each year) in claim rental fees associated with the key claims that have been retained by the Company.


      9.  Income Taxes:

          No income tax provision or benefit has been provided for any of the periods presented due to the Company's net operating loss carryforward position.

          Net deferred tax assets consist of the following at December 31, 1995, 1994 and 1993:

                                           1995        1994        1993
                                         ---------   ---------   ---------
            Deferred tax assets          $ 662,000   $ 408,000   $ 283,000
            Valuation allowance           (662,000)   (408,000)   (283,000)
                                         ---------   ---------   ---------
            Net deferred tax assets      $       0   $       0   $       0
                                         =========   =========   =========

          The deferred tax assets are primarily comprised of the tax effect of net operating loss carryforwards. The Company has recorded a valuation allowance equal to the net deferred tax asset as it is uncertain that these benefits will be realized through the generation of future taxable income. The net change in the valuation allowance for 1995, 1994 and 1993 was due to the increase in net operating loss carryforwards and the uncertainty of their realization.

          The Company has recorded the above valuation allowance to reflect the estimated amount of the deferred tax asset which may not be realized principally due to uncertainty regarding the generation of future taxable income to utilize existing net operating losses. If it becomes more likely than not that the Company will generate future taxable income, the valuation allowance could be adjusted in the near term.

          The Company files its income tax return in Canada. As of December 31, 1995, the Company had income tax losses carried forward available to reduce future taxable income, if any, as follows:

                                                     Amount (in
                                                      Canadian
                     Year                             Dollars)
                     ----                            ----------
                     1996                            $   22,600
                     1997                                62,600
                     1998                               172,600
                     1999                               271,800
                     2000                               229,400
                     2001                               902,700
                     2002                               713,500
                                                     ----------
                                                     $2,375,200
                                                     ==========

     10.  Proposed Joint Venture Agreement:

          On February 1, 1996, the Company and Cypress Gold Exploration Corporation ("Cypress") reached an understanding regarding the principle terms of a proposed joint venture arrangement to develop the Company's Petsite and Golden Eagle properties. A final agreement has not as yet been executed and will be subject to regulatory approval. Under the letter of arrangement describing the principal terms of the proposed joint venture agreement, Cypress has the right to earn up to a 70% joint venture interest if it expends $1.5 million towards the development of the properties by the fourth anniversary date of the proposed joint venture agreement.


     11.  Fair Value of Financial Instruments:

          The following estimated fair value amounts have been determined using available market information and appropriate valuation methodologies. However, considerable judgment is required to interpret market data and to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange.

          The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practical to estimate that value. Potential income tax ramifications related to the realization of unrealized gains and losses that would be incurred in an actual sale or settlement have not been taken into consideration.

          The carrying amounts for cash and cash equivalents and the restricted investment are a reasonable estimate of their fair value. Due to the nature of the $285,000 of notes payable which are due on demand, the carrying value of these notes is a reasonable estimate of their fair value. The fair value of all other notes payable is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for debt with similar remaining maturities. The estimated values of financial instruments at December 31, 1995 are as follows:



                                                       Carrying   Fair
                                                        Amount    Value
                                                       --------   --------
            Financial assets:
              Cash and cash equivalents                $167,301   $167,301
              Restricted investment                      10,000     10,000

            Financial liabilities:
              Note payable to bank                       35,408     35,408
              Notes payable to shareholders, other
                than demand notes payable               405,000    406,293


     12. Differences Between United States and Canadian Generally Accepted Accounting Principles ("GAAP"):

          These financial statements are prepared in accordance with accounting principles generally accepted in the United States. The significant differences between U.S. and Canadian GAAP are as follows:

            Under U.S. GAAP, stock compensation expense is recorded as shares held in escrow become eligible for release based upon the number of shares eligible for release and the market value of the shares at that time (see Note 6). Under Canadian GAAP, no value is attributed to such shares released and no compensation expense is recorded.

     12. Differences Between United States and Canadian Generally Accepted Accounting Principles ("GAAP"), Continued:

          A reconciliation of U.S. financial statement presentation to Canadian financial statement presentation is as follows:

                                           1995        1994        1993
                                        ----------  ----------  ----------
            Net loss - U.S. basis       $  850,878  $  945,661  $  355,691
            Stock compensation expense    (294,375)   (315,471)   (181,323)
                                        ----------  ----------  ----------
            Net loss - Canadian basis   $  556,503  $  630,190  $  174,368
                                        ==========  ==========  ==========
            Net loss per share -
              Canadian basis            $     0.10  $     0.14  $     0.04
                                        ==========  ==========  ==========

            Deficit accumulated during
              the exploration stage -
              U.S. basis                $2,645,366  $1,794,488  $  848,827
            Stock compensation expense,
              current year                (294,375)   (315,471)   (181,323)
            Stock compensation expense,
              prior year's cumulative     (555,676)   (240,205)    (58,882)
                                        ----------  ----------  ----------
            Deficit accumulated during
              the exploration stage -
              Canadian basis            $1,795,315  $1,238,812  $  608,622
                                        ==========  ==========  ==========

                                   SCHEDULE B


      1.  YEAR-TO-DATE REQUIREMENTS

          a.  Deferred costs, exploration and development:

                See attached Schedule B.1 for details.

          b.  General and administrative:

                See attached Schedule B.2 for details.

          c.  Expenditures to non-arms length parties:

                                                                 Cdn. Funds
                                                                 ----------

                Paid management fees to president and director    $25,901
                Paid office rent to president and director          7,769
                Paid management fees to a director                  2,844
                Paid management fees to a relative of a
                  director                                          6,609
                Interest expense on notes payable to
                  shareholders                                     51,412
                                                                  -------
                                                                  $94,535
                                                                  =======

      2.  FOR THE QUARTER ENDED 31 DECEMBER 1995

          a.  Securities issued:

                NONE

          b.  Options granted:

                    Date Granted     Number      Type         Name       Price   Expiration Date
                   ---------------   -------   --------   ------------   -----   ---------------
                   30 October 1995    70,000   Director   D. Steiner     $1.80   30 October 1999
                   30 October 1995    50,000   Director   E.R. Knickel   $1.80   30 October 1999
                   30 October 1995    30,000   Director   P. Lepik       $1.80   30 October 1999
                   30 October 1995    60,000   Employee   W. Struck      $1.80   30 October 1999
                   30 October 1995    40,000   Employee   G. Magnuson    $1.80   30 October 1999
                                     -------
                                     250,000
                                     =======

                                      SCHEDULE B

      3.  AS AT 31 DECEMBER 1995

          a.  Authorized and issued share capital:


                                                            Authorized           Issued
                                                            ----------   ----------------------
                                                                                     Cdn. Funds
                              Class             Par Value     Number      Number       Amount
                   --------------------------   ---------   ----------   ---------   ----------
                   Common                       N.P.V.      20,000,000   5,630,508   $5,510,097
                   Common share subscriptions                              337,800      695,496
                                                                         ---------   ----------
                                                                         5,968,308   $6,205,593
                                                                         =========   ==========

          b. Summary of options, warrants and convertible securities outstanding:

                    Date Granted     Number      Type         Name       Price   Expiration Date
                   ---------------   -------   --------   ------------   -----   ---------------
                   30 October 1995    70,000   Director   D. Stiner      $1.80   30 October 1999
                   30 October 1995    50,000   Director   E.R. Knickel   $1.80   30 October 1999
                   30 October 1995    30,000   Director   P. Lepik       $1.80   30 October 1999
                   30 October 1995    60,000   Employee   W. Struck      $1.80   30 October 1999
                   30 October 1995    40,000   Employee   G. Magnuson    $1.80   30 October 1999
                                     -------
                                     250,000
                                     =======

          c.  Shares in escrow or subject to pooling:

                562,500 common shares

          d.  List of Directors:

                D. W. Steiner
                E. R. Knickel
                P. Lepik

                                  SCHEDULE B.1

     IDAHO CONSOLIDATED METALS CORP.
     SCHEDULE OF RESOURCE PROPERTY COSTS
     FOR THE YEAR ENDED 31 DECEMBER 1995
     PREPARED BY MANAGEMENT


                                                       Canadian     U.S.
                                                        Funds      Funds
                                                       --------   --------
     Direct - Mineral:
       Idaho County, Idaho, U.S.A.:
         Test mill construction                        $215,102   $156,711
         Acquisition and filing                         356,321    259,596
         Geological and geochemical                      81,232     59,181
         Taxes, licenses and leases                      74,697     54,420
         Assaying                                        29,074     21,182
         Camp and general                                35,000     25,499
         Environmental                                    8,137      5,928
         Survey                                           2,630      1,916
         Stripping                                       43,024     31,345
                                                       --------   --------
           Costs for the year                          $845,217   $615,778
                                                       ========   ========

                                  SCHEDULE B.2

     IDAHO CONSOLIDATED METALS CORP.
     SCHEDULE OF GENERAL AND ADMINISTRATIVE EXPENSES
     FOR THE YEAR ENDED 31 DECEMBER 1995
     PREPARED BY MANAGEMENT

                                                       Canadian     U.S.
                                                        Funds      Funds
                                                       --------   --------
     General and administrative expenses:
       Professional fees                               $260,124   $189,512
       Finance fees                                      64,116     46,711
       Office and general                                78,452     57,156
       Advertising and promotion                          3,622      2,639
       Travel                                            56,330     41,039
       Management fees                                   95,748     69,757
       Wages and benefits                                27,888     20,318
       Transfer agent and filing fees                    12,329      8,982
       Loss on disposal of capital assets                 4,512      4,576
       Shareholder information                          119,825     87,298
       Bank charges and interest, net                     3,541     26,991
       Amortization                                       2,092      1,524
       Executive remuneration (Note)                          -    294,375
                                                       --------   --------
                                                       $728,579   $850,878
                                                       ========   ========

     NOTE: See Note 1e and Note 6 to the 31 December 1995 financial statements. For U.S. purposes only, executive remuneration must be recorded as funds are expended on qualifying resource property expenditures which result in releases of performance shares from escrow.

                                   SCHEDULE C

     IDAHO CONSOLIDATED METALS CORP.
     MANAGEMENT DISCUSSION
     4th QUARTER 1995

     Discussions and meetings were held with Cyprus Gold Exploration Corporation ("Cyprus") regarding a Joint Venture partnership on two of Idaho Consolidated Metals Corporation's ("ICMC") properties located in the Orogrande area, Idaho County, Idaho. The properties are the Petsite property and the Golden Eagle property located on the Orogrande shear zone. The target is a multi-million ounce disseminated gold deposit with similar characteristics to a deposit that Cyprus Amax is currently putting into production. A letter of understanding with terms favourable to the Company was signed, subject to regulatory approval. To earn up to a 70% interest in the properties, Cyprus must incur expenditures of $1,500,000 over a four-year period and carry ICMC through the feasibility stage, subject to the completion of a formal agreement.

     Discussions were also held with Bema Gold Corporation ("Bema") on their properties located in the Elk City area called the Buffalo Gulch Deposit, Deadwood Zone and the Friday property. A letter of understanding was signed, subject to regulatory approval, optioning those areas to the Company. The terms are a work commitment of $580,000 over a five-year period and 250,000 shares of ICMC stock over a two-year period. The Buffalo Gulch deposit is a bulk minable gold deposit with a minable reserve of approximately 100,000 ounces, and the oxidized portion of the deposit may overlie a significant sulphide resource. The addition of Bema's properties will allow sharing of infrastructure as the Company brings their properties into production.

     A Letter of Understanding was also signed on the Mineral Zone property, subject to regulatory approval, located in the Elk City area. The agreement is with Idaho Mining and Development Corporation and the terms of the agreement are $170,000 down with the $1,540,000 to be paid over the life of the project in equal installments with an interest rate of 7% per annum, the Company has the right to withdraw at any time. The property has a drill proven reserve of 40,000 ounces gold and a parallel zone with significant potential.

     Construction work continued at the Eckert's Mine and Millsite, with the main emphasis being on the filtration circuit. The belt filter was raised and receiver tanks were constructed. Due to slow progress on completion of funding, capital expenditures at the millsite were kept to a minimum.

     1st QUARTER 1996

     A letter agreement was completed with Idaho Mining and Development Corporation, subject to regulatory approval, on acquisition of their remaining 40% interest on the Golden Eagle property. The Company will have an initial payment of $50,000 and then $500,000 to be paid out of production. This 40% will be included in the Joint Venture with Cyprus and the $50,000 will come from Cyprus.

     Progress was made on finalization of the Cyprus Joint Venture agreement with review of the draft contract. Additional information has been provided to Cyprus.

     Minimal work on the bromination plant continued at the Eckert's Hill Mine and Millsite as capital expenditures were held to a minimum.

     Bromination amendability test work was conducted on samples submitted by two outside companies. The initial tests were very encouraging and discussions were held regarding further test work and future involvement.

                        IDAHO CONSOLIDATED METALS CORP.
                                 (the "Company")

                              INSTRUMENT OF PROXY
              Solicited on Behalf of the Management of the Company


     THIS PROXY IS SOLICITED BY MANAGEMENT OF THE COMPANY FOR THE ANNUAL GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON MONDAY, THE 24TH DAY OF JUNE, 1996 AT 10:00 A.M. (VANCOUVER TIME).

     The undersigned, a registered shareholder of the Company, hereby appoints DELBERT W. STEINER, the President and a Director of the Company or DR. E. ROY KNICKEL, a Director of the Company, or instead of either of the foregoing ____________________ as Proxy, with full power of substitution, to attend and vote on behalf of the undersigned at the Annual General Meeting of shareholders to be held on Monday, the 24th day of June 1996 at the hour of 10 o'clock in the forenoon (Vancouver time) and at any adjournments thereof.

     1. To receive the financial statements of the Company as at 31 December 1995 together with the Auditor's Report thereon:

         FOR:                           AGAINST:
              ------------------------           ------------------------

     2.  To determine the number of Directors at five:

         FOR:                           AGAINST:
              ------------------------           ------------------------

     3.  a.  To elect DELBERT W. STEINER as a Director:

         FOR:                           WITHHOLD VOTE:
              ------------------------                 ------------------

         b.  To elect DR. E. ROY KNICKEL as a Director:

         FOR:                           WITHHOLD VOTE:
              ------------------------                 ------------------

         c. To elect GEEDES M. WEBSTER as a Director:

         FOR:                           WITHHOLD VOTE:
              ------------------------                 ------------------

     4. To appoint Coopers & Lybrand as auditors for the ensuring year and to authorize the directors of the Company to fix the remuneration of the auditors:

         FOR:                           WITHHOLD VOTE:
              ------------------------                 -------------------

     5. To approve the granting and subsequent exercise of incentive stock options previously granted to certain Insiders of the Company:

         FOR:                           AGAINST:
              ------------------------           -----------------------

                        IDAHO CONSOLIDATED METALS CORP.
                                 (the "Company")

                         SUPPLEMENTAL MAILING LIST FORM


     TO REGISTERED AND NON-REGISTERED SHAREHOLDERS:

     National Policy No. 41 adopted by Canadian Securities Regulators provides shareholders with the opportunity to elect annually to have their names added to a supplemental mailing list in order to receive quarterly financial statements of the Company. If you wish to receive such statements, please complete and return this form to:

                        Idaho Consolidated Metals Corp.
                           504 Main Street, Suite 470
                                 P.O. Box 1124
                               Lewiston, ID 83501

     Please note that both registered and non-registered shareholders should return the form. Registered shareholders will not automatically receive unaudited financial statements. (Registered shareholders are those with shares registered in their name; non-registered shareholders have their shares registered in an agent, broker or bank's name.)

     AS AN OWNER OF SHARES OF THE COMPANY, I REQUEST THAT MY NAME AND ADDRESS BE PLACED ON YOUR SUPPLEMENTAL MAILING LIST TO RECEIVE INTERIM FINANCIAL STATEMENTS.


     NAME OF SHAREHOLDER:
                          ------------------------------------------------
                          Please Print Name

     ADDRESS:             ------------------------------------------------

                          ------------------------------------------------

                          ------------------------------------------------

     SIGNATURE:           ------------------------------------------------
                          I certify that I am a registered shareholder

     SIGNATURE:           ------------------------------------------------
                          I certify that I am a non-registered shareholder


     DATED at                 , this         day of                 , 1996.
              ----------------       -------        ----------------

                          NOTES TO INSTRUMENT OF PROXY


     1. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED ON ITEMS 1-8 INCLUSIVE AS THE SHAREHOLDER MAY HAVE SPECIFIED BY MARKING AN "X" IN THE SPACES PROVIDED FOR THAT PURPOSE. IF NO CHOICE IS SPECIFIED, THE SHARES WILL BE VOTED AS IF THE SHAREHOLDER HAD SPECIFIED AN AFFIRMATIVE VOTE. IN RESPECT TO AMENDMENTS OR VARIATIONS OF MATTERS IDENTIFIED IN THE NOTICE OF MEETING OR OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING, THE PROXY CONFERS DISCRETIONARY AUTHORITY ON THE PROXY HOLDER TO VOTE AS THE PROXY HOLDER SEES FIT.

     2. IF THE SHAREHOLDER DOES NOT WISH TO APPOINT THE PERSONS NAMED IN THE INSTRUMENT OF PROXY, HE SHOULD STRIKE OUT THOSE NAMES AND INSERT IN THE BLANK SPACE PROVIDED THE NAME OF THE PERSON HE WISHES TO ACT AS HIS PROXY. SUCH OTHER PERSON NEED NOT BE A SHAREHOLDER OF THE COMPANY.

     3. The Instrument of Proxy will not be valid unless it is DATED AND SIGNED BY THE SHAREHOLDER OR BY HIS ATTORNEY DULY AUTHORIZED BY HIM IN WRITING, OR, IN THE CASE OF A CORPORATION, IS EXECUTED UNDER ITS CORPORATE SEAL OR BY AN OFFICER OR OFFICERS OR ATTORNEY FOR THE CORPORATION DULY AUTHORIZED. If the Instrument of Proxy is executed by an attorney for an individual shareholder or joint shareholders or by an officer or officers or an attorney of a corporate shareholder not under its corporate seal, the instrument so empowering the officer or officers or the attorney, as the case may be, or a notarial copy thereof, should accompany the proxy instrument.

     4. The Instrument of Proxy will not be used at the annual General Meeting or any adjournment thereof unless the same is deposited at the office of the Registrar and Transfer Agent of the Company, Montreal Trust Company of Canada, 4th Floor, 510 Burrard Street, Vancouver, British Columbia, Canada, V6C 3B9, at least 48 hours (excluding Saturdays and holidays) before the holding of the said Annual General Meeting or with the Chairman of the Meeting at any time prior to the vote on which it is to be exercised.